Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAGIMET BIOSCIENCES INC.

Sagimet Biosciences Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is Sagimet Biosciences Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 19, 2006 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was 3-V Biosciences, Inc.

2.            This Eleventh Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on December 21, 2020 (as amended, the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.            The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Sagimet Biosciences Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2140 South Dupont Highway, in the City of Camden, County of Kent, 19934. The name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is 525 million (525,000,000), which shall consist of two classes as follows: (a) 515 million (515,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), which class of Common Stock shall be subdivided into two series consisting of (i) 500 million (500,000,000) shares designated as Series A common stock (the “Series A Common Stock”) and (ii) 15 million (15,000,000) shares designated as Series B common stock (the “Series B Common Stock”), and (b) 10 million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Effective upon the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation's Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Series A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation's Common Stock shall from and after the Effective Time be deemed to represent shares of Series A Common Stock, without the need for surrender or exchange thereof.

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a lower threshold is permitted under Section 242 of the DGCL in which case such amendment may be adopted such lower threshold of votes.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

1.            Identical Rights.

(a)            Except as otherwise provided in this Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

(b)            If the Corporation in any manner subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of Series A Common Stock or Series B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

2.            Voting.

(a)            The holders of the Series A Common Stock are entitled to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Series A Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(b)            Except as otherwise provided herein or as otherwise required by the DGCL, the Series B Common Stock shall have no voting rights, and shall not entitle the holders thereof to any vote at any meeting of stockholders, with respect to any matter, and the shares of Series B Common Stock shall not be considered present or entitled to vote or otherwise accounted for in connection with any meeting or vote that occurs during such time (including for purposes of determining the presence or absence of a quorum or the minimum vote required to approve any matter). However, subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors of the Corporation (the “Board”), as long as any shares of Series B Common Stock are outstanding, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Series B Common Stock, the Corporation shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, alter, amend, modify or repeal any provision of this Certificate (i) if the effect thereof would be to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Series B Common Stock, or (ii) otherwise in a manner that would adversely affect the Series B Common Stock pursuant to this Certificate relative to the Series A Common Stock.

3.            Dividends. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof. Without limiting the preceding sentence, the Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that any dividend or other distribution payable in additional shares of Common Stock or rights to acquire shares of Common Stock shall be payable on the Series A Common Stock in additional shares of Series A Common Stock or rights to acquire shares of Series A Common Stock and on the Series B Common Stock in additional shares of Series B Common Stock or rights to acquire shares of Series B Common Stock, in each case, at the same rate and with the same record date and payment date.

4.            Liquidation or Fundamental Transaction. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. The Corporation shall not, directly or indirectly in one or more related transactions, effect, or permit to be effected, (a) any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (b) any sale of all or substantially all of its assets in one transaction or a series of related transactions and distribution of the proceeds thereof to its stockholders, in each case, pursuant to which any series of Common Stock is converted into cash, securities or other property, (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of any series of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) any reclassification of any series of Common Stock or any compulsory share exchange pursuant (other than as a result of a subdivision, combination or dividend covered by Section 1(b) or Section 3 of this Part A) to which any series of Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (a) through (d) of this Section 4of this Part A, a “Fundamental Transaction”), unless all shares of Common Stock are entitled to the same consideration, and are otherwise treated in an identical manner, provided, however that, in the case of a Reorganization, to the extent any securities are issued in exchange for, or otherwise in respect of the outstanding shares of Common Stock, such securities shall, unless the Corporation and the holders of a majority of the then outstanding shares of Series B Common Stock elect otherwise in writing, be issued in a manner that preserves as nearly as possible the relative rights, privileges and limitations of the Series A Common Stock and the Series B Common Stock as in effect immediately prior to such Reorganization in such Reorganization. Without limiting the foregoing, if holders of any series of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the holders of Common Stock shall be given the same choice. The Corporation shall not have the power to enter into any agreement to which the Corporation or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 4 of this Part A. For purposes hereof, the term “Reorganization” means a Fundamental Transaction in which the holders of the Corporation’s capital stock immediately prior to such Fundamental Transaction (i) hold, immediately following the consummation of such Fundamental Transaction, a majority of the voting capital stock of the Corporation or, if applicable, the parent company of the Corporation resulting from such Fundamental Transaction or (ii) continue, immediately following the consummation of such Fundamental Transaction, to have the ability to elect a majority of the Board, if applicable, the board of directors or comparable governing body of the parent company of the Corporation resulting from such Fundamental Transaction, in each case, immediately following such Fundamental Transaction.

5.           Conversion of Series B Common Stock.

(a)       Conversions at Option of Holder. Each share of Series B Common Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the holder thereof, into one share of Series A Common Stock. A holder of Series B Common Stock shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed by such holder. If the Notice of Conversion is delivered at a time when the Conversion Shares (as defined below) are required to bear a restrictive legend pursuant to Section 5(d) of this Part A, on or before the fifth (5th) Business Day following the Conversion Date (as defined below) (the “Restricted Voluntary Conversion Delivery Deadline”), the Corporation shall, or shall cause its transfer agent to, issue and deliver to the address as specified in the Notice of Conversion, a stock certificate, registered in the name of the holder or its designee, for the number of shares of Series A Common Stock to which the holder shall be entitled, and in the case of a Notice of Conversion delivered at a time when the Conversion Shares are not required to bear a restrictive legend pursuant to Section 5(d) of this Part A, on or before the second (2nd) Business Day (or, if earlier, the last day of the Standard Settlement Period (as defined below)) following the Conversion Date (the “Unrestricted Voluntary Conversion Delivery Deadline”), cause the Transfer Agent to credit the aggregate number of shares of Series A Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day (as defined below) that the completed Notice of Conversion is sent by electronic mail or facsimile to, and received during regular business hours by, the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable or mathematical error. Shares of Series B Common Stock converted into Series A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required, and the holder shall not be required to physically surrender the certificate(s) representing the Series B Common Stock to the Corporation until all shares of Series B Common Stock represented by such certificate(s) have been converted in full, in which case the holder shall surrender such certificate(s) to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series B Common Stock and issuance of a certificate representing such remaining shares of Series B Common Stock. In accordance with the preceding sentence, upon the written request of the holder and the surrender of certificate(s) representing Series B Common Stock, the Corporation shall, within three (3) Trading Days of such request, deliver to the holder certificate(s) (as specified by the holder in such request) representing the remaining shares of Series B Common Stock represented by the surrendered certificate(s).

(b)       Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 5(b) of this Part A, the Corporation shall not effect any conversion of the Series B Common Stock, and a holder shall not have the right to convert any portion of the Series B Common Stock, to the extent that, after giving effect to an attempted conversion set forth on the applicable Notice of Conversion, such holder together with such holder’s Affiliates, and any other Person whose beneficial ownership of Series A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the holder is a member would beneficially own a number of shares of Series A Common Stock in excess of 4.99% (or, if prior to the closing of the Corporation’s initial public offering of its Common Stock such holder shall have delivered written notice to the Corporation of such holder’s election to be governed by a 9.99% beneficial ownership limitation, 9.99%) of the total number of shares of Series A Common Stock then issued and outstanding (the “Beneficial Ownership Limitation”), which percentage may be increased or decreased to such other percentage as any holder of outstanding shares of Series B Common Stock may designate in writing upon 61 days’ written notice to the Corporation; provided that the Beneficial Ownership Limitation shall not apply to the extent that the Series A Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. Delivery of a Notice of Conversion by a holder in respect of the conversion of Series B Common Stock shall constitute a representation by such holder that the issuance of shares of Series A Common Stock in accordance with such Notice of Conversion will not cause such holder (together with such holder’s Affiliates, and any other Person whose beneficial ownership of Series A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission) to beneficially own a number of shares of Series A Common Stock in excess of the Beneficial Ownership Limitation, as determined in accordance with this Certificate. For purposes of this Section 5(b) of this Part A, the number of shares of Series A Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Series A Common Stock issuable upon conversion of the Series B Common Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Series A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Common Stock beneficially owned by such holder or any of its Affiliates (or any other Person whose beneficial ownership of Series A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission), and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Corporation subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including any class or series of preferred stock or warrants) beneficially owned by such holder or any of its Affiliates (and any other Person whose beneficial ownership of Series A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission). Except as set forth in the preceding sentence, for purposes of this Section 5(b) of this Part A, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(b) of this Part A, in determining the number of outstanding shares of Series A Common Stock, a holder may rely on the number of outstanding shares of Series A Common Stock as stated in the Corporation’s most recent quarterly or annual report filed with the Securities and Exchange Commission (the “Commission”), any current report or other filing filed by the Corporation with the Commission subsequent thereto or any confirmation provided by the Corporation in accordance with the next sentence. Upon the written request of a holder (which may be via electronic mail), the Corporation shall within two (2) Trading Days following such request, confirm in writing via electronic mail to such holder the number of shares of Series A Common Stock then outstanding. In any case, the number of outstanding shares of Series A Common Stock shall be determined after giving effect to any actual conversion, exchange or exercise of securities of the Corporation, including Series B Common Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Series A Common Stock was last publicly reported.

(c)            Mechanics of Conversion

(i)       Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the Restricted Voluntary Conversion Delivery Deadline or the Unrestricted Voluntary Conversion Delivery Deadline, as applicable (as applicable, the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Common Stock or (b) in the case of a DWAC Delivery, electronically deliver such Conversion Shares by crediting the account of the holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Series B Common Stock certificate delivered to the Corporation.

(ii)       Obligation Absolute. Subject to holder’s right to rescind a Notice of Conversion pursuant to Section 5(c)(i) of this Part A, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Common Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares.

(iii)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a holder a certificate or certificates representing Conversion Shares or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 5(c)(i) of this Part A, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Series A Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then, at the election of such holder, the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Series A Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Series A Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of such holder, either reissue (if surrendered) the shares of Series B Common Stock equal to the number of shares of Series B Common Stock submitted for conversion or deliver to such holder the number of shares of Series A Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(c)(i) of this Part A. The holder shall provide the Corporation written notice within five (5) Trading Days after the occurrence of a Buy-In indicating the amounts payable to such holder in respect of the Buy-In together with applicable confirmations and any other evidence reasonably requested by the Corporation related thereto. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Series A Common Stock upon conversion of the shares of Series B Common Stock as required pursuant to the terms hereof.

(iv)       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series A Common Stock for the sole purpose of issuance upon conversion of the Series B Common Stock and payment of dividends on the Series B Common Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights, not less than such aggregate number of shares of the Series A Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Common Stock (without regard to the Beneficial Ownership Limitation). The Corporation covenants that all shares of Series A Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(v)       Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Series A Common Stock upon conversion of any shares of Series B Common Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(vi)       Status as Series A Stockholder. Effective as of the delivery by the holder of the Notice of Conversion by the holder by facsimile or electronic mail, as provided herein, (A) the shares of Series B Common Stock being converted shall be deemed converted into shares of Series A Common Stock, (B) the holder shall be deemed the holder or record of such applicable Conversion Shares, and (C) subject to a holder’s right to rescind a Notice of Conversion pursuant to Section 5(c)(i) of this Part A, the holder’s rights as a holder of such converted shares of Series B Common Stock shall cease and terminate, excepting only the right to receive certificates evidencing such shares of Series A Common Stock, or electronic delivery of such shares in the case of DWAC Delivery, and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Common Stock.

(d)       Legends. Certificates evidencing shares of Series B Common Stock or shares of Series A Common Stock issued upon conversion thereof (“Conversion Shares”) shall not be required to contain a Legend if the holder thereof provides customary written representations to the Corporation to the effect that: (A) such holder has sold such shares pursuant to the plan of distribution set forth in a registration statement covering the sale or resale of such security that is effective under the Securities Act or (B) such holder has sold such shares pursuant to and in compliance with Rule 144 of the Securities Act, (C) such holder is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the preceding three months and that a period of at least one year has elapsed since the later of the date the Series B Common Stock or Conversion Shares (in accordance with Rule 144(d)(3)(ii)) were acquired from the Corporation or from an Affiliate of the Corporation and fully paid for in accordance with Rule 144(d), or (D) if such Legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined by counsel to the Corporation or set forth in a legal opinion delivered by counsel to the Corporation (clauses (A) through (D), collectively with the first sentence of this paragraph, the “Unrestricted Conditions”). The Corporation shall use its commercially reasonable efforts to cause its counsel to issue a legal opinion to the Transfer Agent at such time as any of the Unrestricted Conditions has been satisfied, if required by the Corporation’s Transfer Agent to effect the issuance of shares of Series B Common Stock or the Conversion Shares, as applicable, without a Legend or removal of the Legend hereunder. If any of the Unrestricted Condition is met at the time of issuance of shares of Series B Common Stock or at the time of issuance of Conversion Shares, then such shares of Series B Common Stock or Conversion Shares, as applicable, shall be issued free of any Legends. The Corporation agrees that following such time as a Legend is no longer required to be maintained on shares of Series B Common Stock or Conversion Shares in accordance with this Section 5(d) of this Part A, upon the written request by a holder of such shares to remove such Legend, the Corporation shall use its commercially reasonable efforts to deliver or cause to be delivered to such holder, within two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by such holder to the Corporation or the Transfer Agent of a certificate representing shares of Series B Common Stock or Conversion Shares, as applicable, and the written representations required by this Section 5(d) of this Part A, a certificate (or an electronic book-entry) representing such shares that is free from such Legend. For purposes of this Section 5 of this Part A, “Legend” refers to a statement prohibiting transfers of the Shares except in compliance with the requirements of the Securities Act.

(e)       Certain Defined Terms. For the purposes of this Section 5 of this Part A, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a holder of capital stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Series A Common Stock is traded for any period on the principal securities exchange or other securities market on which the Series A Common Stock is then being traded.

B. UNDESIGNATED PREFERRED STOCK

The Board or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Undesignated Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Undesignated Preferred Stock to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1.            Action without Meeting. Except as expressly provided in this Certificate, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.            Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors of the Corporation (the “Directors”) then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.            General. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

2.            Election of Directors. Election of Directors need not be by written ballot unless the Second Amended and Restated Bylaws of the Corporation (as the same may hereafter be amended and/or restated, the “Bylaws”) shall so provide.

3.            Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of stockholders following the closing of the Corporation’s sale of a class of its capital stock to the public pursuant to a registration statement on Form S-1 under the Securities Act (the “IPO Time”). The term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the IPO Time. The term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the IPO Time. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4.            Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

5.            Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

1.            Directors. To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.            Officers. To the fullest extent permitted by the DGCL, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3.            Amendment or Modification. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1.            Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

2.            Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[End of Text]

THIS ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed this 18th day of July, 2023.

SAGIMET BIOSCIENCES INC.

By:	/s/ David Happel
Name:	David Happel
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B COMMON STOCK)

Reference is made to the Eleventh Amended and Restated Certificate of Incorporation (the “Certificate”). In accordance with and pursuant to the Certificate, the undersigned hereby elects to convert the number of shares of Series B Common Stock, par value $0.0001 per share (the “Series B Common Stock”), of Sagimet Biosciences Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Series A Common Stock, par value $0.0001 per share (the “Series A Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: ________________________________

Number of Shares of Series B Common Stock to be converted: __________________________________

Please confirm the following information:

Number of shares of Series A Common Stock to be issued: __________________________________________

Please issue the shares of Series A Common Stock in accordance with the terms of the Certificate of Incorporation as follows:

Issue to: _______________________________________________________________________________________

Email: ________________________________________________________________________________________

DTC Participant Number and Name: ________________________________________________________________

Account Number: _______________________________________________________________________________